UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 8, 2017

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

22 West Washington Street
Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on December 1, 2017.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•             liability for any losses that result from an actual or claimed breach of our fiduciary duties;

•             failing to maintain and protect our brand, independence, and reputation;

•             failing to differentiate our products and continuously create innovative, proprietary research tools;

•              failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•             trends in the asset management industry, including the increasing popularity of passively managed investment vehicles;

•             liability associated with the storage of personal information related to individuals as well as portfolio and account-level information;

•             liability relating to the acquisition or redistribution of data or information we acquire or errors included therein;

•             compliance failures, regulatory action, or changes in laws applicable to our investment advisory or credit rating operations;

•             the failure of acquisitions and other investments to produce the results we anticipate;

•             downturns in the financial sector, global financial markets, and global economy;

•             the effect of market volatility on revenue from asset-based fees;

•             a prolonged outage of our database, technology-based products and services, or network facilities; and

•             challenges faced by our non-U.S. operations, including the concentration of data and development work at our offshore facilities in China and India.

Investor Questions and Answers: November 8, 2017

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and make written responses available on a regular basis. The following answers respond to selected questions received through November 7, 2017.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

Workplace Solutions

1.              Total assets under management and advisement in the Workplace Solutions business grew +18% in the third quarter. However, Workplace Solutions revenue only grew +5% in the quarter. This trend of declining revenue per Workplace Solutions assets has been occurring for the past two years. Can you please explain why this fee compression is occurring in Workplace Solutions, and if you expect this trend to continue?

It’s true that the growth in assets under management in our Workplace Solutions business has outpaced revenue growth, but fee compression is only part of the story.

Many of our asset management contracts have a tiered fee schedule in which our fees (measured as a percentage of managed assets) decline to the extent assets exceed a specified level. This is a fairly typical approach to pricing in the asset management space. Thus, as assets have moved up significantly in some of our offerings, lower fee tiers have kicked in to clients’ benefit. We view this as a positive in aggregate because it aligns our clients’ interests with ours in support of the growth of our assets under management.

That said, many of our provider clients are facing increasing pressure from plan sponsors to reduce pricing. That is in part driven by heightened fiduciary standards and the growing threat of lawsuits. We have transitioned some of our fee arrangements from flat fees to basis points. Although this can result in reduced revenue in the short-term that is not tied to reduced asset levels, we feel this makes sense for the long-term business and aligns our interests even further with our clients.

Finally, it’s worth noting that the 5% revenue growth number you reference includes HelloWallet which we sold on June 30, 2017. If we purely measure organic growth in the Workplace area it is approximately 11.5%, and if we only include asset based fees generated by Workplace products, organic growth is 12.6%.

Capital Expenditures

2.              The company has spent $62M on total capital expenditures and capitalized software development over the past twelve months (7% of revenue). Is this roughly the right level of capital investment you’d expect to be spending over the next few years, or would you expect an increase or decrease relative to these levels?

We have seen a steady rise in the overall level of capital expenditures over the past several years as we have made key investments that align with our growth strategies. The largest component of our capital expenditures is software development and relates to new products and enhanced features in our existing products.

Going forward, we plan to continue investing in the business to build shareholder value over time, and we expect to always have ongoing development activities relating to our major software platforms. However, we do expect the overall capital expenditure to begin to level off in coming years as we complete certain development activities and update our IT infrastructure.

We are in early stages of migrating our infrastructure to the cloud and expect this activity to drive cost and operational efficiencies over time. This will reduce our server and hardware needs that are currently included in our ongoing capital expenditures. The migration will also have some transitional effects on our level of capital expenditures, as more of the expenses related to moving infrastructure to, and maintaining infrastructure in, the cloud will be treated as operating expenses. We also anticipate maintaining certain redundant infrastructure prior to a full transition.

Direct and Data Businesses

3.  What is your average level of annual same-customer growth in the Direct and Data businesses as driven by mix, price, and volume?

We do not disclose same-customer growth but it’s fair to say that it is a key source of growth for us.

Our Direct and Data businesses mostly serve Advisors and Asset Managers. In general, we have solid market penetration in these client groups for these two product lines, though we continue to gain new logos in international geographies and across the various sub-groups of Asset Managers and Advisors. For example, our Best Interest solutions gained Morningstar new clients in the mid-tier banking channel as those firms reacted to the Department of Labor Conflict of Interest rule and Direct has seen increased adoption among the fast-growing fee-only Registered Investment Advisor group.

Because we are constantly investing in our data content, software capabilities, and proprietary analytics, increased spending by existing clients is a key source of growth. Examples of this are new data sets like our Fixed Index Annuity database and our Retirement Plan Intelligence offering. Both datasets are increasing spending by current clients or allowing for price increases as these customers grapple with delivering best interest advice amidst heightened regulatory scrutiny.

We are also aiming to increase our penetration at wealth managers through the launch of our next generation version of Direct. Dubbed Direct for Wealth Management, it builds upon our strengths in investment research by delivering a seamless workflow built around client portfolios, and connects wealth managers to Home-office due diligence teams. Lastly, investments we are making in risk modeling, ESG, and fixed-income are finding strong interest amongst both existing and new clients.

Credit Ratings

4.  Do you expect the transaction-based (credit ratings) revenue to have reached a more stable level quarter to quarter or should we continue to expect lumpiness quarter to quarter? Please describe the opportunities you are now seeing in RMBS ratings and if it makes sense to invest in growing other structured asset classes (ABS, CLOs, etc.).

Because of the transactional nature of the credit ratings new-issue business, we expect variability in revenue over time. We accept that and are focused on the long-term growth and profitability of the business. In new-issue credit ratings, our results in any given quarter depend on both the overall level of securities issuance and what percentage of deals we are chosen to rate by issuers. The variability is more extreme for Morningstar than for some other credit rating agencies because our business is concentrated in structured products, particularly CMBS, as opposed to being spread out more evenly across all rated asset classes.

Our RMBS business has secured recent opportunities in a diverse mix of deal types, including single-family-rental (SFR), non-QM (qualified mortgage), reperforming loan (RPL), and Agency Credit Risk Transfer (CRT) securities. CRT is a fast-growing sector of the market that was created as part of the FHA mandate requiring Fannie Mae and Freddie Mac to transfer risk from the government-sponsored enterprises to the private market.

We have made good progress in RMBS and ABS (including CLOs) over the past few years, which has helped mitigate the softness in CMBS. We expect that further development of these less mature areas of our business, along with our recent entry into rating corporates and financial institutions, will further diversify our revenue stream and lead to less lumpy results, other things being equal, over the longer term. Recent success in the newer areas of our business is encouraging, and we believe we have ample opportunities to grow across asset classes.

Capital Allocation

5.  Given the low cost of capital you have under your credit agreement (Libor + 100 basis points), why have you been paying down debt rather than using capital to repurchase your own shares?

We try and take a balanced approach to capital allocation which includes investing in our business and strategies, pursuing select M&A opportunities, returning cash to shareholders and debt repayment.

Through the first nine months ended September 30, 2017 we have:

•                  deployed $46.4 million in capital expenditures;

•                  executed the sale of HelloWallet and the purchase of a 40% interest in Sustainalytics;

•                  repurchased $41.3 million in stock;

•                  paid $29.6 million in dividends (and $9.8 million subsequent to quarter end); and

•                  repaid $45.0 million in long-term debt.

We will continue to maintain a strong balance sheet and preserve financial flexibility. Our debt repayment this year is consistent with that approach.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: November 8, 2017	By:	/s/ Jason Dubinsky
Jason Dubinsky
Chief Financial Officer